EXHIBIT 10.78

ROBERT S. GREEN (State Bar No.136183)
JOHN L. PILLETTE (State Bar No. 219497)
GREEN & JIGARJIAN LLP
235 Pine Street, 15th Floor
San Francisco, California 94104
Telephone: (415) 477-6700
Facsimile: (415) 477-6710

Liaison Counsel for Plaintiffs

GREGORY M. CASTALDO
KAY E. SICKLES
SCHIFFRIN & BARROWAY, LLP
Three Bala Plaza East, Suite 400
Bala Cynwyd, Pennsylvania 19004
Telephone: (610) 667-7706
Facsimile: (610) 667-7056

Lead Plaintiff’s Counsel

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF CALIFORNIA

In Re LIBERATE TECHNOLOGIES	)	Master File No. C-02-5017 MJJ
SECURITIES LITIGATION	)
	)	CLASS ACTION
)
	)	STIPULATION AND AGREEMENT OF SETTLEMENT
)
This Document Relates To:	)
)
ALL ACTIONS	)
)
)

STIPULATION AND AGREEMENT OF SETTLEMENT

This Stipulation and Agreement of Settlement (the “Stipulation” or “Settlement”), dated as of October 19, 2004, is made and entered into by and among the following settling parties to the above-captioned Litigation:  (i) the Lead Plaintiff, on behalf of himself and each of the Class Members, by and through his counsel of record in the Litigation; and (ii) defendants Liberate Technologies (“Liberate”), Mitchell E. Kertzman, Nancy J. Hilker and Coleman Sisson (the “Settling Defendants” and, collectively with Lead Plaintiff, the “Settling Parties”), by and through their undersigned counsel of record.  Through this Stipulation, the Settling Parties intend fully, finally and forever to resolve, discharge and settle the Released Claims (as defined below) upon and subject to the terms and conditions herein.

The Settling Parties enter into this Stipulation with reference to the following:

A.                                   On October 15, 2002, Liberate announced that it would restate its financial results for its fourth quarter and fiscal year ended May 31, 2002, and delay the filing of its quarterly report on Form 10-Q for the quarter ended August 31, 2002, after discovering facts calling into question the appropriateness and timing of revenue recognition for a single-transaction license fee of approximately $1.8 million.  On November 21, 2002, Liberate announced that it had discovered facts that called into question the appropriateness and timing of revenue recognition for various transactions (including the originally identified transaction) that accounted for a total of approximately $10 million in revenue during its 2002 fiscal year and the first quarter of its 2003 fiscal year.

B.                                     Beginning on October 17, 2002, five securities class-action lawsuits were filed in the United States District Court for the Northern District of California against Liberate, Mitchell Kertzman and Nancy Hilker:

Horn v. Kertzman et al., No. C-02-5017-MJJ (filed on October 17, 2002)

Grove v. Kertzman, et al., No. C-02-5131-MJJ (filed on October 23, 2002)

Pebler v. Kertzman et al., No. C-02-5275-JF (filed on November 1, 2002)

Kosseff v. Kertzman et al., C-02-5319-PJH (filed on November 5, 2002)

Mirsky v. Kertzman et al., No. C-02-5375-PJH (filed on November 12, 2002)

C.                                     These class actions were brought on behalf of public investors who purchased or otherwise acquired shares of Liberate’s common stock during the period from September 20, 2001 to October 15, 2002 (the “Class”).

D.                                    By Order dated December 6, 2002, the Honorable Martin J. Jenkins consolidated the above cases as In re Liberate Technologies Securities Litigation, Master File No. C-02-5017 MJJ (the “Class Action” or the “Litigation”).  Pursuant to the Court’s March 19, 2003 Order, Neil Esterkin was appointed Lead Plaintiff.  By the same Order, the Court approved the law firm of Schiffrin & Barroway, LLP as Lead Counsel for the Class and the law firm of Green & Jigarjian, LLP as Liaison Counsel.

E.                                      On September 16, 2003, Liberate announced that it had restated its financial statements for the fiscal year ended May 31, 2002 and for the quarters ended November 30, 2001, February 28, 2002 and May 31, 2002, and that it had also revised its financial results for the first quarter of its 2003 fiscal year, which had been previously announced in a press release.

F.                                      Lead Plaintiff filed a Consolidated Amended Class Action Complaint (the “Complaint”) on November 24, 2003, which is applicable to all actions described in paragraph B above.  In the Complaint, Lead Plaintiff asserted claims under Section 10(b) of the Securities Exchange Act of 1934 and SEC Rule 10b-5 promulgated thereunder against Liberate, Mitchell Kertzman and Donald Fitzpatrick, and claims under Section 20(a) of the Securities Exchange Act of 1934 against Mitchell Kertzman, Donald Fitzpatrick, Nancy Hilker and Coleman Sisson (collectively with Liberate, the “Defendants”), on behalf of investors who purchased or otherwise acquired shares of common stock of Liberate between December 20, 2001 and October 15, 2002.

G.                                     In the Complaint, Lead Plaintiff generally alleges, among other things, that members of the purported class were damaged when they acquired shares of Liberate common stock because, as a result of accounting irregularities, Liberate’s previously issued financial statements were materially false and misleading, which caused the price of Liberate’s common stock to be inflated artificially.

H.                                    Commencing in November 2003, Lead Plaintiff and the Settling Defendants engaged in settlement discussions, including a formal mediation session, which were presided over by the Honorable J. Lawrence Irving, retired United States District Judge.  Following additional telephonic settlement discussions between Liberate and Lead Plaintiff’s Counsel, many involving Judge Irving, Lead Plaintiff and the Settling Defendants agreed upon proposed terms and conditions of an agreement to settle and dismiss the Litigation.  On August 10, 2004, the parties executed a Memorandum of Understanding setting forth material terms of this Settlement.

I.                                         Lead Plaintiff has reviewed and analyzed thousands of pages of documents produced by Liberate, interviewed Liberate’s current chief financial officer and reviewed the prior testimony of Liberate’s former Controller and Director of Revenue Accounting before the Securities and Exchange Commission.  As a result of this discovery, as well as the investigation that Lead Plaintiff’s Counsel undertook prior to filing the Complaint, the research Lead Plaintiff’s Counsel conducted of the applicable law with respect to Lead Plaintiff’s claims against the Defendants and the potential defenses thereto, and the process of negotiating the Settlement, Lead Plaintiff has sufficient information concerning the strengths and weaknesses of the case to fully consider and evaluate the fairness of this Settlement to the Class.

J.                                        In addition, Lead Plaintiff and Lead Plaintiff’s Counsel recognize the burden, expense, risks and uncertain outcome of litigating this Class Action further, and Lead Plaintiff, on behalf of himself and all other members of the Class, desires to settle his claims against the Released Parties on terms and conditions hereafter set forth and deems said Settlement to be fair, reasonable, adequate and in the best interests of the Class.

K.                                    The Settling Defendants, while affirmatively denying wrongdoing of any kind whatsoever or any liability to Lead Plaintiff or members of the Class, and without conceding any infirmity in the defenses asserted or which could be asserted, consider it desirable that the Class Action be dismissed on the terms set forth herein in order to avoid the further expense and burden associated with this Litigation.

L.                                      This Stipulation shall in no event be construed or deemed to be evidence of or an admission or concession on the part of the Settling Defendants with respect to any claim or of any fault or liability or wrongdoing or damage whatsoever, or any infirmity in the defenses that the Settling Defendants have asserted.

M.                                 Lead Plaintiff’s Counsel is experienced in claims of this type and capable of fairly and adequately protecting the interests of the Class.  Lead Plaintiff’s Counsel believes that the Class is so numerous that joinder of all members is impracticable.  Lead Plaintiff’s Counsel believes that there are questions of law and fact common to the Class, and, as set forth in the Complaint, the claims of Lead Plaintiff are typical of the claims of the Class for settlement purposes.  Lead Plaintiff’s Counsel represents that, with the assistance of counsel, Lead Plaintiff has and will fairly and adequately protect the interests of the Class.  The Settling Parties agree that certification of a class, for settlement purposes only, is appropriate in the Class Action.  In light of the Settlement, the parties agree that, for settlement purposes only, questions of law or fact common to the Class predominate over questions affecting individual members and that a class action settlement is superior to other methods for fair and efficient disposition of the Class Action.

NOW THEREFORE, without any admission or concession on the part of Lead Plaintiff of any lack of merit of the Class Action whatsoever, and without any admission or concession of any liability or wrongdoing or lack of merit in the defenses whatsoever by the Settling Defendants, it is hereby STIPULATED AND AGREED, by and among the parties to this Stipulation, through their respective attorneys, that subject to approval of the Court pursuant to Rule 23(e) of the Federal Rules of Civil Procedure and in consideration of the benefits flowing to the parties hereto from the Settlement, all Released Claims (as defined below) as against the Released Parties (as defined below) shall be compromised, settled, released and dismissed with prejudice upon and subject to the following terms and conditions:

CERTAIN DEFINITIONS

1.                                       As used in this Stipulation, the following terms shall have the following meanings:

(a)                                  “Authorized Claimant” means any member of the Class who files a Proof of Claim and Release in such form and manner, and within the time limitation as set forth in the Proof of Claim and Release form attached to the Notice of Pendency and Proposed Settlement of Class Action and of Motion for Attorneys’ Fees and Expenses (the “Notice”).

(b)                                 “Claims Administrator” means the firm of The Garden City Group.

(c)                                  “Class” means all Persons who purchased or otherwise acquired shares of Liberate common stock between September 20, 2001 and October 15, 2002, inclusive.  Excluded from the Class are the Defendants, their heirs, affiliates, successors and assigns, and the current or former officers and directors of Liberate.  Also excluded from the Class are any Persons who exclude themselves by filing a request for exclusion in accordance with the requirements set forth in the Notice.

(d)                                 “Class Member” means a Person who falls within the definition of the Class.

(e)                                  “Class Period” means the period from September 20, 2001 to October 15, 2002, inclusive.

(f)                                    “Counsel of Record” means the law firms of Green & Jigarjian and Glancy & Binkow.

(g)                                 “Effective Date” means the first date by which all of the events and conditions specified in paragraph 31 of the Stipulation have been met and have occurred.

(h)                                 “Escrow Agent” means The Garden City Group.

(i)                                     “Final” means the date upon which the Judgment, substantially in the form of Exhibit B hereto, has been entered by the Court and the applicable period to file all appeals from the Judgment has expired without the filing of any appeals, or, in the event of any appeal, an order has been entered dismissing the appeal or affirming the appealed Judgment, and any time period for further appeal, including a petition for a writ of certiorari, has expired.  An appeal or petition for a writ of certiorari pertaining solely to any plan of allocation and/or application for attorneys’ fees, costs or expenses shall not in any way delay or preclude the Judgment from becoming Final.

(j)                                     “Gross Settlement Fund” means the principal amount of $13.8 million dollars ($13,800,000.00), plus any interest that may accrue thereon as provided for herein.

(k)                                  “Individual Defendants” means Mitchell Kertzman, Coleman Sisson and Nancy Hilker.

(l)                                     “Judgment” means the judgment to be rendered by the Court,

substantially in the form attached hereto as Exhibit B.

(m)                               “Laddering Claims” means the claims asserted in In re Initial Public Offering Sec. Litig., 01 MC 92 (SAS) (S.D.N.Y.) and In re Liberate Tech. Initial Public Offering Sec. Litig., 01 CIV 4147 (BMB) (S.D.N.Y.).

(n)                                 “Lead Plaintiff” means Neil Esterkin.

(o)                                 “Lead Plaintiff’s Counsel” means the law firm of Schiffrin & Barroway, LLP, Three Bala Plaza East, Suite 400, Bala Cynwyd, PA 19004.

(p)                                 “Person” means an individual, corporation, limited liability corporation, professional corporation, limited liability partnership, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.

(q)                                 “Plan of Allocation” means the plan or formula of allocation of the Settlement Fund pursuant to which the Settlement Fund shall be distributed to Authorized Claimants after payment of expenses of notice and administration of the settlement, Taxes and such attorneys’ fees, costs, expenses and interest as may be awarded by the Court.  Any Plan of Allocation is not part of the Stipulation and Defendants shall have no responsibility or liability with respect thereto.

(r)                                    “Proof of Claim and Release” means proofs of claim filed by Lead Plaintiff or Class Members in the Class Action.

(s)                                  “Released Claims” shall mean and include any and all claims, causes of action, demands, rights or liabilities (including but not limited to claims for violation of the federal securities laws, fraud, negligent misrepresentation, violations of any state statutes including, without limitation, the California Corporations Code and California Business & Professions Code and their Delaware equivalent, or federal statutes, rules or regulations, and any “Unknown Claims” as defined below) that have been or that could have been asserted in this or any other forum by or on behalf of the Lead Plaintiff, the Class or any Class Member based on, arising out of, in connection with, or related in any way to their purchase or other acquisition of Liberate’s common stock during the Class Period, except that Released Claims shall not include any Laddering Claims as defined above in paragraph 1(m).  By way of illustration, not limitation, Released Claims shall include claims, causes of action, demands, rights or liabilities based on, arising out of, in connection with, or relating in any way to:

(i)                                     any of the facts, circumstances, allegations, representations, statements, reports, disclosures, transactions, events, occurrences, acts, omissions or failures to act, of whatever kind or character, irrespective of the state of mind of the actor performing or omitting to perform the same, that have been or could have been alleged in any pleading, amended pleading, argument, complaint, amended complaint, brief, motion, report, discovery response or filing in the Class Action;

(ii)                                  any matter, cause or thing whatsoever, including, but not limited to, any action, omission or failure to act of whatever kind or character, irrespective of the state of mind of the actor performing or omitting to perform the same, arising out of or relating to the adequacy, accuracy or completeness of any disclosure or statement made in any filings, proxy statements, prospectus, reports, press releases, statements, representations, analyst reports or announcements concerning Liberate’s operations, subsidiaries, services, sales, income, costs, financial condition or prospects or in any filing with the Securities and Exchange Commission or any other federal or state governmental agency or regulatory board (collectively referred to as “public statements”), or in the preparation or dissemination of, or failure to disseminate, any such public statements, at any time during or concerning September 20, 2001, through and including October 15, 2002; or

(iii)                               any of the facts, circumstances, representations, statements, reports, disclosures, transactions, events, occurrences, acts or omissions of whatever kind or character, regardless of the state of mind of the actor performing or omitting to perform the same, encompassed by subparagraph (i) and (ii), above, that have been or that could have been alleged, or made the subject of any claim or action in state court or otherwise under the law of any state, common law or in equity, in any pleading, amended pleading, demand, complaint, amended complaint, motion, discovery response or filing.

(t)                                    “Released Parties” means the Defendants, their present and former parents, subsidiaries, successors, assigns and affiliates and their respective present and former officers, directors, attorneys, auditors, accountants, advisors, consultants, insurers, employees, or other agents, including their spouses, heirs, executors, administrators and assignees.

(u)                                 “Unknown Claims” shall mean and include any Released Claims which Lead Plaintiff or any Class Member does not know or suspect to exist in his, her or its favor at the time of the release of the Released Parties which, if known by him, her or it, might have affected his, her or its decisionmaking with respect to this Settlement, including, without limitation, the decision not to object to this Settlement.  With respect to any and all Released Claims, the Settling Parties stipulate and agree that, upon the Effective Date, Lead Plaintiff shall expressly and each of the Class Members shall be deemed to have, and by operation of the Judgment shall have, expressly waived the provisions, rights and benefits of California Civil Code §1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Lead Plaintiff shall expressly and each of the Class Members shall be deemed to have, and by operation of the Judgment shall have, expressly waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable and equivalent to California Civil Code §1542.  Lead Plaintiff and Class Members may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Claims, but Lead Plaintiff shall expressly and each Class Member, upon the Effective Date, shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.  Lead Plaintiff acknowledges and accepts, and the Class Members shall be deemed by operation of the Judgment to have acknowledged and accepted, that the foregoing waiver was separately bargained for and a key element of the settlement of which this release is a part.

SCOPE AND EFFECT OF SETTLEMENT

2.                                       The obligations incurred pursuant to this Stipulation shall be in full and final disposition of the Class Action and any and all Released Claims as against all Released Parties.

3.                                       (a)                                  Upon the Effective Date of this Settlement, Lead Plaintiff and each Class Member shall be deemed to have, and by operation of the Judgment shall have, fully, finally and forever released, relinquished and discharged and shall forever be enjoined from prosecuting, all Released Claims against the Released Parties, whether or not such Class Member executes and delivers the Proof of Claim and Release.  Nothing herein, however, shall preclude any party hereto from enforcing the terms of this Stipulation.

(b)                                 Nothing contained in this Settlement shall be construed as or be a waiver of any of the Individual Defendants’ rights, including, without limitation, the Individual Defendants’ rights or claims to: (i) indemnification from Liberate under existing agreements and/or law; and (ii) insurance coverage and proceeds available under applicable insurance policies.

THE SETTLEMENT CONSIDERATION

4.                                       Liberate will pay or cause to be paid for the benefit of the Class $13,800,000.00 (the “Settlement Fund”), $100,000 of which shall be transferred to the Escrow Agent on or before the third business day after execution of the Stipulation to be used to establish the Notice and Administration Fund, as set forth in paragraph 7.  Interest shall accrue on the remaining $13,700,000 at the 30-day Treasury Bill Rate effective on the third business day after execution of the Stipulation, published in the Wall Street Journal, from such date until transferred to the Escrow Agent.  Liberate shall, on or before the fifth business day after final approval by the Court transmit by wire transfer to the Escrow Agent the Settlement Fund and all accrued interest.  All interest accruing thereon from the time of deposit shall become part of the Gross Settlement Fund for the benefit of the Class.  The Claims Administrator, The Garden City Group, shall be the Escrow Agent for the Settlement Fund and Lead Plaintiff’s Counsel shall be the signatory on the escrow account.

5.                                       (a)                                  The Gross Settlement Fund, net of any Taxes (as defined below) on the income thereof, shall be used to pay (i) the Notice and Administration Expenses referred to in paragraph 7 hereof, (ii) the attorneys’ fee and expense award referred to in paragraph 8 hereof, and (iii) the remaining administration expenses referred to in paragraph 9 hereof.  The balance of the Gross Settlement Fund after the above payments shall be the Net Settlement Fund, which shall be distributed to the Authorized Claimants as provided in paragraphs 10-20 hereof.  Any sums required to be held in escrow hereunder prior to the Effective Date shall be held by the Escrow Agent for the Settlement Fund.  All funds held by the Escrow Agent shall be deemed to be in the custody of the Court and shall remain subject to the jurisdiction of the Court until such time as the funds shall be distributed or returned to the Person(s) paying the same pursuant to this Stipulation and/or further order of the Court.  The Escrow Agent shall invest any funds in excess of $100,000 in short term United States Agency or Treasury Securities, and shall collect and reinvest all interest accrued thereon.  Any funds held in escrow in an amount of less than $100,000 may be held in an interest bearing bank account insured by the FDIC.  The parties hereto agree that the Settlement Fund is intended to be a Qualified Settlement Fund within the meaning of Treasury Regulation § 1.468B-1 and that the Escrow Agent, as administrator of the Settlement Fund within the meaning of Treasury Regulation § 1.468B-2(k)(3), shall be responsible for filing tax returns for the Settlement Fund and paying from the Settlement Fund any Taxes owed with respect to the Settlement Fund.  The Settling Defendants agree to reasonably cooperate with the Escrow Agent to provide information that is needed for filing tax returns for the Settlement Fund and will give their consent to the Settlement Fund’s filing of any relation back election.

(b)                                 All (i) taxes on the income of the Gross Settlement Fund and (ii) expenses and costs incurred in connection with the taxation of the Gross Settlement Fund (including, without limitation, expenses of tax attorneys and accountants) (collectively “Taxes”) shall be paid out of the Gross Settlement Fund, shall be considered to be a cost of administration of the Settlement and shall be timely paid by the Escrow Agent without prior Order of the Court.  The Defendants and Released Parties shall have no liability or responsibility for the payment of any

Taxes.  The Gross Settlement Fund shall indemnify and hold the Defendants and Released Parties harmless for any Taxes (including, without limitation, Taxes payable by reason of any such indemnification).

ADMINISTRATION

6.                                       The Claims Administrator shall administer the Settlement under Lead Plaintiff’s Counsel’s supervision and subject to the jurisdiction of the Court.  The Defendants and Released Parties shall have no liability, obligation or responsibility for the administration of the Settlement, excepting Liberate’s obligations to pay the Settlement Amount, as provided herein, and to cooperate with Lead Plaintiff’s Counsel in obtaining approval of the Settlement by providing to the Claims Administrator Liberate’s transfer records showing names and addresses of record transferees of Liberate common stock during the Class Period for the purpose of giving direct mail notices to Class Members.

7.                                       All reasonable costs and expenses of notice to the Class Members and administration of the Gross and Net Settlement Funds, escrow fees, taxes, custodial fees and expenses incurred in connection with processing Proofs of Claims or distributing the Net Settlement Fund, shall be paid from the Gross Settlement Fund.  One hundred thousand dollars ($100,000) of the Gross Settlement Fund shall be allocated for the express purpose of providing notice of the Settlement, to administer the Settlement and to pay all applicable taxes on the Gross Settlement Fund (the “Notice and Administration Fund”) pursuant to the terms of the Order for Notice and Hearing, and funds may be disbursed from the Notice and Administration Fund for these purposes without further approval of the Court.  The Notice and Administration Fund shall be administered by The Garden City Group.  After the Effective Date, Lead Plaintiff’s Counsel may withdraw such sums as are necessary from the Gross Settlement Fund to pay any additional unpaid Notice and Administration Expenses that remain after the exhaustion of the Notice and Administration Fund.  Any such expenditures may be made without further order of the Court, but shall be summarized in any motion seeking a Class Distribution Order (defined in paragraph 9 below).  Any additional administration costs incurred by the Claims Administrator, including the costs of processing submitted claims, may also be paid from the Gross Settlement Fund, upon

Court approval.

ATTORNEYS’ FEES AND EXPENSES

8.                                       (a)                                  Lead Plaintiff’s Counsel will apply to the Court for an award from the Gross Settlement Fund of attorneys’ fees not to exceed 30 percent (30%) of the Gross Settlement Fund and reimbursement of costs and expenses (the “Fee and Expense Application”).  Such attorneys’ fees and expenses as are awarded by the Court shall be paid from the Gross Settlement Fund to Lead Plaintiff’s Counsel within five (5) business days of the Court’s execution of the Judgment, notwithstanding any collateral attack, appeal or objection to the Settlement or any part thereof, subject to Lead Plaintiff’s Counsel’s joint and several obligation to make prompt appropriate refunds or repayments to the Gross Settlement Fund plus accrued interest at the same net rate as is earned by the Gross Settlement Fund if, as a result of any successful collateral attack, appeal or objection, the fee or cost award is reduced or reversed.  Unless required by the Court, Defendants shall take no position on Lead Plaintiff’s Counsel’s Fee and Expense Application.  The procedure for and the allowance or disallowance of the Fee and Expense Application are not part of the Settlement and are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the Settlement set forth in the Stipulation, and any order or proceedings relating to the Fee and Expense Application, or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel the Stipulation, or affect or delay the finality of the Judgment approving the Stipulation and the Settlement set forth therein.  Lead Plaintiff’s Counsel, as a condition of receiving an award of attorneys’ fees and expenses, on behalf of itself and each partner and/or shareholder of it, agrees that the law firm and its partners and/or shareholders are subject to the jurisdiction of the Court for the purpose of enforcing the provisions of this paragraph.

(b)                                 Defendants, the Released Parties and their respective counsel shall have no responsibility for, and no liability whatsoever with respect to, any payment to Lead Plaintiff’s Counsel or any other counsel or Person who receives payment from the Settlement Fund.  Defendants, the Released Parties and their respective counsel shall have no responsibility for, and no liability whatsoever with respect to the allocation among Lead Plaintiff’s Counsel, and/or any other Person who may assert some claim thereto, of any fee and expense award that the Court may make in the Litigation.  The allocation of any fee and expense award that the Court may make is at the sole discretion of Lead Plaintiff’s Counsel.

ADMINISTRATION EXPENSES AND DISTRIBUTION ORDER

9.                                       Lead Plaintiff’s Counsel will apply to the Court, on notice to the Settling Defendants’ counsel, for an order (the “Class Distribution Order”) approving the Claims Administrator’s administrative determinations concerning the acceptance and rejection of the claims submitted herein and approving any fees and expenses not previously applied for, including the fees and expenses of the Claims Administrator, and, if the Effective Date has occurred, directing payment of the Net Settlement Fund to Authorized Claimants.

DISTRIBUTION TO AUTHORIZED CLAIMANTS

10.                                 The Claims Administrator shall determine each Authorized Claimant’s pro rata share of the “Net Settlement Fund” based upon each Authorized Claimant’s Recognized Claim (as defined in the Plan of Allocation described in the Notice annexed hereto as Exhibit 1 to Exhibit A, or in such other Plan of Allocation as the Court approves).

11.                                 It is understood and agreed by the Settling Parties that any proposed Plan of Allocation of the Net Settlement Fund including, but not limited to, any adjustments to an Authorized Claimant’s claim set forth therein, is not a part of the Stipulation and is to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the settlement set forth in the Stipulation, and any order or proceedings relating to the Plan of Allocation shall not operate to terminate or cancel the Stipulation or affect the finality of the Court’s Judgment approving the Stipulation and the settlement set forth therein, or any other orders entered pursuant to the Stipulation.

12.                                 Each Authorized Claimant shall be allocated a pro rata share of the Net Settlement Fund based on his or her Recognized Claim compared to the total Recognized Claims of all Authorized Claimants.  The Defendants shall have no involvement in reviewing or challenging claims.  If any funds remain in the Net Settlement Fund by reason of uncashed checks or otherwise, then, after the Claims Administrator has made reasonable and diligent efforts to have Class Members who are entitled to participate in the distribution of the Net Settlement Fund cash their distribution checks, any balance remaining in the Net Settlement Fund one (1) year after the initial distribution of such funds shall be re-distributed, after payment of any unpaid costs or fees incurred in administering the Net Settlement Fund for such re-distribution, to Class Members who have cashed their checks and who would receive at least $10.00 from such re-distribution.  If after six months after such re-distribution any funds shall remain in the Net Settlement Fund, Lead Plaintiff’s Counsel shall make an application to the Court to distribute the sum of the unpaid residue to nonprofit organizations or foundations consistent with the guidelines set forth in California Code of Civil Procedure § 384(b).

13.                                         Any Class Member who does not submit a valid Proof of Claim will not be entitled to receive any of the proceeds from the Net Settlement Fund but will otherwise be bound by all of the terms of this Settlement, including the terms of the Judgment to be entered in the Class Action and the releases provided for herein, and will be barred from bringing any action against the Released Parties concerning the Released Claims.

14.                                         Lead Plaintiff’s Counsel shall be responsible for supervising the administration of the Settlement and disbursement of the Net Settlement Fund by the Claims Administrator.  Lead Plaintiff’s Counsel shall have the right, but not the obligation, to waive what it deems to be formal or technical defects in any Proofs of Claim submitted in the interests of achieving substantial justice.

15.                                         Neither the Defendants nor the Released Parties shall have any responsibility for, or liability whatsoever with respect to the investment or distribution of the Net Settlement Fund, the Plan of Allocation, the determination, administration or calculation of claims, the payment or withholding of Taxes or any losses incurred in connection therewith.

16.                                         For purposes of determining the extent, if any, to which a Class Member shall be entitled to be treated as an “Authorized Claimant,” the following conditions shall apply:

(a)                                  Each Class Member shall be required to submit a Proof of Claim (see attached Exhibit 2 to Exhibit A), supported by such documents as are designated therein, including proof of the Claimant’s loss, or such other documents or proof as Lead Plaintiff’s Counsel, in its discretion, may deem acceptable;

(b)                                 All Proofs of Claim must be submitted by the date specified in the Notice unless such period is extended by Order of the Court.  Any Class Member who fails to submit a Proof of Claim by such date shall be forever barred from receiving any payment pursuant to this Stipulation (unless, by Order of the Court, a later submitted Proof of Claim by such Class Member is approved), but shall in all other respects be bound by all of the terms of this Settlement including the terms of the Judgment to be entered in the Class Action and the releases provided for herein, and will be barred from bringing any action against the Released Parties concerning the Released Claims.  Provided that it is received before the motion for the Class Distribution Order is filed, a Proof of Claim shall be deemed to have been submitted when postmarked, if received with a postmark indicated on the envelope and if mailed by first-class mail and addressed in accordance with the instructions thereon.  In all other cases, the Proof of Claim shall be deemed to have been submitted when actually received by the Claims Administrator;

(c)                                  Each Proof of Claim shall be submitted to and reviewed by the Claims Administrator, under the supervision of Lead Plaintiff’s Counsel, who shall determine in accordance with this Stipulation the extent, if any, to which each claim shall be allowed, subject to review by the Court pursuant to subparagraph (e) below;

(d)                                 Proofs of Claim that do not meet the submission requirements may be rejected.  Prior to rejection of a Proof of Claim, the Claims Administrator shall make reasonable efforts to communicate with the Claimant in order to remedy the curable deficiencies in the Proofs of Claim submitted.  The Claims Administrator, under supervision of Lead Plaintiff’s Counsel, shall notify, in a timely fashion and in writing, all Claimants whose Proofs of Claim they propose to reject in whole or in part, setting forth the reasons therefor, and shall indicate in such notice that the Claimant whose claim is to be rejected has the right to a review by the Court if the Claimant so desires and complies with the requirements of subparagraph (e) below;

(e)                                  If any Claimant whose claim has been rejected in whole or in part desires to contest such rejection, the Claimant must, within twenty (20) days after the date of mailing of the notice required in subparagraph (d) above, serve upon the Claims Administrator a notice and statement of reasons indicating the Claimant’s grounds for contesting the rejection along with any supporting documentation, and requesting a review thereof by the Court.  If a dispute concerning a claim cannot be otherwise resolved, Lead Plaintiff’s Counsel shall thereafter present the request for review to the Court; and

(f)                                    The administrative determinations of the Claims Administrator accepting and rejecting claims shall be presented to the Court, on written notice to Settling Defendants’ counsel, for approval by the Court in the Class Distribution Order.

17.                                 Each Claimant shall be deemed to have submitted to the jurisdiction of the Court with respect to the Claimant’s claim, and the claim will be subject to investigation and discovery under the Federal Rules of Civil Procedure, provided that such investigation and discovery shall be limited to that Claimant’s status as a Class Member and the validity and amount of the Claimant’s claim.  No discovery shall be allowed on the merits of the Class Action or Settlement in connection with processing of the Proofs of Claim.

18.                                 Payment pursuant to this Stipulation shall be deemed final and conclusive against all Class Members.  All Class Members whose claims are not approved by the Court shall be barred from participating in distributions from the Net Settlement Fund, but otherwise shall be bound by all of the terms of this Settlement, including the terms of the Judgment to be entered in the Class Action and the releases provided for herein, and will be barred from bringing any action against the Released Parties concerning the Released Claims.

19.                                 All proceedings with respect to the administration, processing and determination of claims described by paragraph 16 of this Stipulation and the determination of all controversies relating thereto, including disputed questions of law and fact with respect to the validity of claims, shall be subject to the jurisdiction of the Court.

20.                                 The Net Settlement Fund shall be distributed to Authorized Claimants by the Claims Administrator only after the Effective Date and after:  (i) all claims have been processed, and all Claimants whose claims have been rejected or disallowed, in whole or in part, have been notified and provided the opportunity to be heard concerning such rejection or disallowance; (ii) all timely objections with respect to all rejected or disallowed claims have been resolved by the Court, and all appeals therefrom have been resolved or the time therefor has expired; (iii) all matters with respect to attorneys’ fees, costs, and disbursements have been resolved by the Court, all appeals therefrom have been resolved or the time therefor has expired; and (iv) all costs of administration have been paid.

NOTICE ORDER AND SETTLEMENT HEARING

21.                                 Promptly after execution of the Stipulation, Lead Plaintiff’s Counsel shall submit the Stipulation together with its exhibits to the Court and shall apply for entry of an order (the “Order for Notice and Hearing”), substantially in the form of Exhibit A hereto, requesting, inter alia, preliminary approval of the settlement set forth in the Stipulation, and approval for the mailing and publication of the Notice, substantially in the form of Exhibits A-1 and A-3 hereto, which shall include the general terms of the settlement set forth in the Stipulation, the proposed Plan of Allocation and the date of the Settlement Hearing as defined below.

22.                                 Lead Plaintiff’s Counsel shall request that after notice is given, the Court hold a hearing (the “Settlement Hearing”) and approve the settlement of the Litigation as set forth herein.  At or after the Settlement Hearing, Lead Plaintiff’s Counsel also will request that the Court approve the proposed Plan of Allocation and the Fee and Expense Application.

RIGHT OF EXCLUSION AND OBJECTION

23.                                 Any Person may seek to be excluded from the Class and the Settlement provided for by this Stipulation by submitting a written request for exclusion.  Any request for exclusion must be filed with the Clerk of the Court fifteen (15) days before the Settlement Hearing established by the Court.  Any Class Member so excluded shall not be bound by the terms of the Settlement, nor entitled to any of its benefits, and shall not be bound by the Judgment and/or other order of the Court entered herein, whether pursuant to this Settlement or otherwise.

24.                                 Any Class Member who does not exclude himself or herself from the Class and the Settlement shall have the right to submit written objections concerning the Settlement and/or the Fee and Expense Application, which objections shall state all of the reasons for the objections (e.g., a mere statement that “I object” shall not be deemed sufficient).  Any written objections and any briefs, affidavits or other evidence submitted in support thereof must be filed with the Clerk of the Court fifteen (15) days before the Settlement Hearing date established by the Court.  All Persons desiring to attend the Settlement Hearing and be heard as objectors must have filed written objections as provided herein, as a condition of appearing and being heard at such hearing.  Any Class Member who does not timely file written objections to the Settlement pursuant to this paragraph and the Notice shall not be permitted to object to the Settlement at the Settlement Hearing, and shall be foreclosed from objecting to, challenging or otherwise seeking review of the Settlement by appeal or otherwise in this Class Action or in any other action.

25.                                 To retract or withdraw a request for exclusion, a Class Member must file a written notice with the Court stating the Person’s desire to retract or withdraw his, her or its request for exclusion and that person’s or entity’s desire to be bound by any judgment or settlement in this Class Action; provided, however, that the filing of such written notice may be effected by Lead Plaintiff’s Counsel.  Lead Plaintiff’s Counsel shall promptly notify the Settling Defendants’ counsel of any retraction or withdrawal of a request for exclusion.

TERMS OF ORDER AND FINAL JUDGMENT

26.                                 If the Settlement contemplated by this Stipulation is approved by the Court, counsel for the parties shall request that the Court enter Judgment substantially in the form attached hereto as Exhibit B.

TERMINATION OF SETTLEMENT

27.                                 Subject to paragraph 28 hereof, Liberate has the option to terminate the Settlement in the event that the aggregate number of shares of Liberate common stock purchased during the Class Period by Class Members who would otherwise be entitled to participate as members of the Class, but who timely and validly request exclusion, equals or exceeds that certain percentage of the total number of shares of Liberate common stock traded during the Class Period, which is set forth in the Supplemental Agreement between Liberate and Lead Plaintiff.

28.                                 If Liberate elects to exercise the option set forth in paragraph 27 hereof, written notice of such election must be provided to Lead Plaintiff’s Counsel and the other Settling Defendants’ counsel on or before seven (7) calendar days prior to the Settlement Hearing.  Such notice may be served by hand delivery or fax.  Liberate may withdraw its election by providing written notice of such withdrawal, by hand delivery or fax, to Lead Plaintiff’s Counsel no later than 5:00 p.m. Eastern Time on the day prior to the Settlement Hearing, or by such later date as the parties agree in writing.

29.                                 If Liberate elects to withdraw from the Stipulation pursuant to paragraph 27 hereof, after receipt of termination notice Lead Plaintiff’s Counsel may review the validity of any request for exclusion and may attempt to cause retraction or withdrawal of any request for exclusion.  No Defendant or Released Party shall in any way interfere with, obstruct or seek to enjoin efforts by Lead Plaintiff to seek to have those members of the Class who requested exclusion withdraw their requests for exclusion.  If, by three (3) business days before the hearing (or a later date agreed upon in writing), Lead Plaintiff is successful in reducing the number of excluded Class Members so that those Class Members excluded, in the aggregate, purchased shares in an amount less than that percentage of the total number of Liberate shares traded during the Class Period set forth in the Supplemental Agreement, then any withdrawal from the Stipulation by Liberate shall automatically be deemed null and void.  In that event Lead Plaintiff’s Counsel shall serve on counsel for the Settling Defendants by hand delivery or fax a statement of the persons who have withdrawn their requests for exclusion.

30.                                 If Liberate elects to withdraw from the Stipulation in accordance with paragraph 27 and such withdrawal is not nullified in accordance with paragraph 29, the Stipulation shall be withdrawn and terminated and deemed null and void, and the provisions of paragraph 33 shall apply.

EFFECTIVE DATE OF SETTLEMENT, WAIVER OR TERMINATION

31.                                 The Effective Date of Settlement shall be conditioned on the occurrence of all of the following events:

(a)                                  Liberate has timely made its contribution to the Settlement Fund as required by paragraph 4 above;

(b)                                 the Court has entered the Order for Notice and Hearing as required by paragraph 21, above;

(c)                                  the Court has entered the Judgment, or a judgment substantially in the form of Exhibit B hereto; and

(d)                                 the Judgment has become Final, as defined in paragraph 1(i), above.

32.                                 Settling Defendants’ counsel or Lead Plaintiff’s Counsel shall have the right to terminate the Settlement and this Stipulation by providing written notice of their election to do so (“Termination Notice”) to all other parties hereto within thirty (30) days of: (a) the Court’s declining to enter the Order for Notice and Hearing in any material respect; (b) the Court’s refusal to approve this Stipulation or any material part of it; (c) the Court’s declining to enter the Judgment in any material respect; or (d) the date upon which the Judgment is modified or reversed in any material respect by the Court of Appeals or the Supreme Court.  Lead Plaintiff’s Counsel shall not have the right to terminate the Settlement or this Stipulation based upon any court decision concerning Lead Plaintiff’s Counsel’s application for fees and reimbursement of costs and expenses, or any orders related thereto.

33.                                 In the event the Settlement is terminated or fails to become effective for any reason, then the parties to this Stipulation shall be deemed to be restored to their respective status in the Class Action as of August 10, 2004 and the parties shall proceed in all respects as if this Stipulation and any related orders had not been entered, and any portion of the Settlement Fund previously paid by Liberate, together with any interest earned thereon, less any Taxes due with respect to such income, and less costs of administration and notice actually incurred, whether paid or not paid, and payable from the Gross Settlement Fund, shall be refunded promptly by the Escrow Agent pursuant to written instructions from counsel to Liberate.  In addition, the parties hereto agree:  (i) to otherwise abide by any summary orders of the Court with respect to the return of funds by the Escrow Agent; and (ii) that Lead Plaintiff’s Counsel shall be jointly and severally liable for any return of funds.  At the request of counsel to Liberate, the Escrow Agent or its designee shall apply for any tax refund owed to the Settlement Fund and pay the proceeds, after deduction of any fees or expenses incurred in connection with any such application(s) for refund, to Liberate.

NO ADMISSION OF WRONGDOING

34.                                 The Settling Defendants have denied and continue to deny that they have committed any act or omission giving rise to any liability and/or violation of law, and state that they are entering into this Settlement to eliminate the burden and expense of further litigation.  This Stipulation, whether or not consummated, and any proceedings taken pursuant to it, shall not be:

(a)                                  offered or received against the Defendants or against the Lead Plaintiff or the Class as evidence of or construed as or deemed to be evidence of any presumption, concession, or admission by any of the Defendants or by the Lead Plaintiff or the Class with respect to the truth of any fact alleged by Lead Plaintiff or the validity of any claim that had been or could have been asserted in the Class Action or in any litigation, or the deficiency of any defense that has been or could have been asserted in the Class Action or in any litigation, or of any liability, negligence, fault, or wrongdoing of the Defendants;

(b)                                 offered or received against the Defendants as evidence of a presumption, concession or admission of any fault, misrepresentation or omission with respect to any statement or written document approved or made by any Defendant, or against the Lead Plaintiff and the Class as evidence of any infirmity in the claims of Lead Plaintiff and the Class;

(c)                                  offered or received against the Defendants or against the Lead Plaintiff or the Class as evidence of a presumption, concession or admission with respect to any liability, negligence, fault or wrongdoing, or in any way referred to for any other reason as against any of the parties to this Stipulation, in any other civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Stipulation; provided, however, that if this Stipulation is approved by the Court, the Defendants may refer to it to effectuate the releases and/or the liability protection granted to them hereunder;

(d)                                 construed against the Defendants or the Lead Plaintiff and the Class as an admission or concession that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial; and

(e)                                  construed as or received in evidence as an admission, concession or presumption against Lead Plaintiff or the Class or any of them that any of their claims are without merit or that damages recoverable under the Complaint would not have exceeded the Settlement Fund.

CONFIDENTIALITY/RETURN OF DOCUMENTS

35.                                 Lead Plaintiff will return to the offices of Liberate’s undersigned counsel, or certify that he has destroyed, all documents produced by Liberate during the course of this litigation, including any copies thereof, within thirty (30) business days following the Effective Date.

36.                                 With respect to any work product generated by Lead Plaintiff’s Counsel that reflects the Defendants’ confidential information, Lead Plaintiff’s Counsel will continue to keep such work product confidential.  Lead Plaintiff’s Counsel will not make use of such work product for any purpose unrelated to this litigation and will not disclose this work product to anyone other than employees of Lead Plaintiff’s Counsel who are obligated to maintain such work product in confidence.

MISCELLANEOUS PROVISIONS

37.                                 All of the exhibits attached hereto are hereby incorporated by reference as though fully set forth herein.

38.                                 In the event of the entry of a final order of a court of competent jurisdiction determining the transfer of the Settlement Fund, or any portion thereof, by or on behalf of any Defendant to be a preference, voidable transfer, fraudulent transfer or similar transaction, then, as to such Defendant, the releases given and Judgment entered in favor of such Defendant pursuant to this Stipulation shall be null and void.

39.                                 The Settling Parties intend the Settlement to be a final and complete resolution of all disputes asserted or which could be asserted by the Lead Plaintiff and the Class Members against the Released Parties with respect to the Released Claims.  Upon the Effective Date, each of the Settling Defendants shall be deemed to have fully, finally, and forever released, relinquished and discharged Lead Plaintiff, Lead Plaintiff’s Counsel and Counsel of Record from all claims arising out of the institution, prosecution, or settlement of the Litigation, including claims for malicious prosecution, abuse of process, violation of Rule 11 of the Federal Rules of Civil Procedure, or like claims alleging that the Class Action was instituted or prosecuted against Defendants in bad faith or without a reasonable basis.  Lead Plaintiff, the Class Members, and Lead

Plaintiff’s Counsel agree that they cannot assert any cause of action against any Defendant in any forum which is based on Defendants’ defense or settlement of the Action, including without limitation, claims alleging that the Action was defended or settled by Defendants in bad faith or without a reasonable basis.  The Settling Parties each represent that their negotiation of the terms of the Settlement was done at arm’s length and in good faith and that the Settlement was reached voluntarily after consultation with experienced legal counsel.

40.                                 This Stipulation may not be modified or amended, nor may any of its provisions be waived except by a writing signed by all parties hereto or their successors-in-interest.

41.                                 The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

42.                                 The administration and consummation of the Settlement as set forth in this Stipulation shall be under the authority of the Court and the Court shall retain jurisdiction for the purpose of entering orders providing for awards of attorneys’ fees and expenses to Lead Plaintiff’s Counsel and enforcing the terms of this Stipulation.  All parties hereto submit to the jurisdiction of the Court for the purposes of implementing and enforcing the settlement set forth in the Stipulation.

43.                                 The waiver by one party of any breach of this Stipulation shall neither be deemed a waiver by any other party, nor be deemed a waiver with respect to any other prior or subsequent breach of this Stipulation.

44.                                 This Stipulation and its exhibits and the Supplemental Agreement constitute the entire agreement among the parties hereto concerning the Settlement of the Class Action, and no representations, warranties or inducements have been made by any party hereto concerning this Stipulation and its exhibits and the Supplemental Agreement other than those contained and memorialized in such documents.  Except as otherwise provided therein, each party shall bear its own costs.

45.                                 This Stipulation may be executed in one or more counterparts.  All executed counterparts and each of them shall be deemed to be one and the same instrument.  A complete set of original executed counterparts shall be filed with the Court.

46.                                 This Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

47.                             The construction, interpretation, operation, effect and validity of this Stipulation, and all documents necessary to effectuate it, shall be governed by the laws of the State of California without regard to any choice of law provision, except to the extent that federal law requires that federal law governs.

48.                             This Stipulation shall not be construed more strictly against one party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the parties, it being recognized that it is the result of arm’s-length negotiations between the parties.

49.                             All counsel and any other person executing this Stipulation and any of the exhibits hereto, or any related settlement documents, warrant and represent that they have the full authority to do so and that they have the authority to take appropriate action required or permitted to be taken pursuant to the Stipulation to effectuate its terms.

50.                             Lead Plaintiff’s Counsel and counsel for the Settling Defendants agree to cooperate fully with one another in seeking Court approval of the Order for Notice and Hearing and the Stipulation and to promptly agree upon and execute all such other documentation as may be consistent with the terms of the Settlement and reasonably required to obtain final approval by the Court of the Settlement.

DATED: October 19, 2004

SCHIFFRIN & BARROWAY, LLP	GREEN & JIGARJIAN LLP

/s/ Kay E. Sickles	/s/ Robert S. Green
Gregory M. Castaldo Kay E. Sickles Three Bala Plaza East Bala Cynwyd, PA 19004 (T) 610-667-7706 (F) 610-667-7056 Lead Plaintiff’s Counsel	Robert S. Green John W. Pillette 235 Pine Street, 15th Floor San Francisco, CA 94104 (T) 415-477-6700 (F) 415-477-6710 Liaison Plaintiff’s Counsel

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP	WILSON, SONSINI, GOODRICH & ROSATI A Professional Corporation

/s/ Garrett J. Waltzer (SFB)	/s/ Nicole M. Healy
Garrett J. Waltzer Stacie F. Beckerman 525 University Avenue, Suite 1100 Palo Alto, CA 94301 (T) 650-470-4500 (F) 650-470-4570 Counsel For Liberate Technologies	Bruce Vanyo Jerome F. Birn, Jr. Nicole M. Healy 650 Page Mill Road Palo Alto, CA 94304-1050 (T) 650-493-9300 (F) 650-565-5100 Counsel for Mitchell E. Kertzman

IRELL & MANELLA LLP	O’MELVENY & MYERS LLP

/s/ David Siegel	/s/ Michael Tubach
David Siegel Martin N. Gelfand Brian R. Weilbacher 1800 Avenue of the Stars, Suite 900 Los Angeles, CA 90067-4276 (T) 310-277-1010 (F) 310-203-7199 Counsel for Nancy J. Hilker	Michael Tubach 400 South Hope Street Los Angeles, CA 90071-2899 (T) 213-430-6000 (F) 213-430-6407 Counsel for Coleman Sisson